Exhibit 99.1

Pinnacle Foods Elects New Board Member and Announces Changes to Board Committees

Micky Pant Joins Pinnacle Board of Directors

PARSIPPANY, NJ - (December 10, 2014) - Pinnacle Foods Inc. (NYSE: PF) today announced changes to its Board of Directors, including the election of a new independent director and modifications to its Board committee composition. These changes are consistent with NYSE governance requirements for non-controlled companies that now apply to Pinnacle, following Blackstone’s sale of shares and current ownership interest in the Company of less than 17%.

The Board elected Muktesh (“Micky”) Pant, Chief Executive Officer of KFC, a subsidiary of YUM! Brands, Inc., as an independent director of the Company and a member of the Board’s Audit Committee and Nominating and Corporate Governance Committee. Mr. Pant has been CEO of KFC since January 2014. Prior to that, he held other leadership positions at Yum! Brands, including CEO of Yum! Restaurants International, President of Global Branding for Yum! Brands and President of Taco Bell International. Prior to joining Yum! Brands, Mr. Pant held roles at Unilever, PepsiCo, Inc. and Reebok International Ltd. He replaces Jeff Overly, Blackstone Operating Partner, who stepped down from the Board, in light of Blackstone’s reduced ownership position.

Commenting on the announcement, Pinnacle Foods Chairman Roger Deromedi stated, “The changes announced today are consistent with our ongoing evolution since Pinnacle’s IPO in March 2013. The addition of Micky, a strong CEO and marketer, will bring another dimension of business insight and experience to our Board. As we welcome Micky, on behalf of the Board and the Company, I want to thank Jeff for his contributions and service to Pinnacle. His thought leadership in supply chain and operational excellence has been invaluable to us.”

The composition of the Company’s Board committees, reflecting the modifications made in compliance with NYSE Listing Standards, is listed below. For more information about Pinnacle Board members please visit the Company’s website.

Audit Committee*
Raymond Silcock (Chair)
Jane Nielsen
Micky Pant

*All Audit Committee directors are independent.

Compensation Committee*
Jane Nielsen (Chair)
Roger Deromedi
Ann Fandozzi
Prakash Melwani
Raymond Silcock

*The majority of the Compensation Committee is independent - Prakash Melwani and Roger Deromedi are non-independent directors.
Nominating and Corporate Governance Committee*
Ann Fandozzi (Chair)
Jason Giordano
Micky Pant

*The majority of the Nominating and Corporate Governance Committee is independent - Jason Giordano is a non-independent director.

Contact:
Maria Sceppaguercio
Sr. Vice President, Investor Relations & Communications
Pinnacle Foods Inc.
973-541-8629
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About Pinnacle Foods Inc.
In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is ranked on Fortune Magazine's 2014 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,400 employees. We are a leader in the shelf-stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 13 major categories in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer’s Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages brands such as Birds Eye®, Gardein™, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrées, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods Division manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. Further information is available at www.pinnaclefoods.com.